Exhibit 4.1.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Enigma Software Group, Inc. (the “Company”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the corporation is Enigma Software Group, Inc.

2.
That a Certificate of Designations of the Series A Convertible Preferred Stock (the “Certificate”) between the Corporation and the holders of the Company’s preferred stock, dated June 29, 2006, was filed with the Secretary of State of Delaware on June 29, 2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracies or defects of said Certificate to be corrected are as follows:

Article 3, Section 3.2(c) incorrectly refers to Sections 4.2(a) and (b) of said Certificate instead of Sections 3.2(a) and (b).

Article 3, Section 3.2(d)(i)(D)(5) incorrectly refers to Sections 4.1(b), 4.2(a), (b) and (c) instead of Sections 3.1(b), 3.2(a), (b) and (c).

Article 3, Section 3.2(d)(vii)(B) incorrectly refers to Article 4 of said Certificate instead of Article 3.

Article 3, Section 3.3(a) incorrectly refers to Article 4 of said Certificate instead of Article 3.

4.	Article 3, Section 3.1(b)(ii) of the Certificate is corrected to read as follows:

(ii) the Conversion (as defined in the Debenture) in full of the Debenture, any accrued interest thereon and the exercise in full of the Warrant (as defined in the Warrant).

5.	Article 5, Section 5.1 of the Certificate is corrected to read as follows:

Subject to Section 5.2 hereof, the holders of shares of Series A Preferred Stock (and the holders of any other shares of preferred stock that may have similar voting rights) shall vote together with the holders of shares of Common Stock and any other series of preferred stock or common stock that, by its terms, votes on an as-if-converted basis with the Common Stock on all matters to be voted on or consented to by the stockholders of the Company, except as may otherwise be required under the DGCL. With respect to any such vote or consent, each holder of Series A Preferred Stock shall only be entitled to vote the number of shares of Common Stock underlying the Series A Preferred Stock that such holder has the right to convert as of the record date for determination of holders of Common Stock entitled to participate in such vote or action by consent.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Colorado Stark, Executive Chairman of the Company, this 6th day of February, 2007.

By:	/s/ Colorado Stark
Name: Colorado Stark
Title: Executive Chairman